STOCK PURCHASE AGREEMENT

AGREEMENT (the "Agreement"), dated as of November 6, 2006, by and among Murray United Development Corp., a Delaware corporation ("Buyer"), American Metal Technology Group, a Nevada corporation ("Company") and the stockholders of the Company listed on Exhibit “A”, who collectively own one hundred percent (100%) of the issued and outstanding Common Stock of Company (“Sellers”). Unless explicitly stated otherwise, wherever the term “Company” is used in this Agreement, it shall be deemed to be inclusive of all subsidiaries of the Company, including, but not limited to, Beijing Tong Yuan Heng Feng Technology Co., Ltd. and American Metal Technology (Lang Fang) Co., Ltd. (jointly, the “Subsidiaries”).

WHEREAS, Sellers and the Boards of Directors of Buyer and Company deem it advisable and in the best interests of each corporation and its respective stockholders that Buyer acquire Company in order to advance the long-term business interests of Buyer and Company and Sellers’ financial interests;

WHEREAS, Buyer’s acquisition of Company shall be effected by the terms of this Agreement through a transaction in which Sellers will become stockholders of Buyer (the "Transaction");

WHEREAS, for Federal income tax purposes, it is intended that the Transaction shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

WHEREAS, for accounting purposes, it is intended that the Transaction shall be accounted for as a reverse takeover;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

ARTICLE I

ACQUISITION

Section 1.01 Stock Purchase Transactions. In accordance with the terms described herein, Buyer will acquire Company in a two step process. In the first transaction, Buyer shall acquire an agreed percentage of Company in an equity only investment as described in Section 1.02 below (the “Investment”). Buyer will acquire one hundred percent (100%) of Company upon the completion of the transaction set forth in Section 1.03 (the “Closing”) and the completion of a US GAAP audit of Company’s financial statements as required by the Securities and Exchange Commission (the “SEC”) in a reverse takeover transaction. The two step transactions shall be collectively referred to as the “Transactions”.

Section 1.02 The Investment. Upon the expiration of the Buyer Due Diligence Period set forth in Section 7.02(c), Buyer shall issue 20,000,000 shares of its common stock to Company in exchange for Company issuing 180,254 shares of its common stock to Buyer (a 1.75% equity ownership in Company). If the Transaction fails to close for any reason pursuant to this Agreement, the Investment shall be rescinded;

The pro-forma capitalization of Buyer and Company following the Investment shall be as listed in the following table:

Buyer: Fully Diluted (including Outstanding Warrants, Options and Rights)

Buyer Common	% Ownership	Number of Shares
Buyer shareholders	80.71%	173,252,434
Buyer Outstanding Options	9.97%	21,398,000
Sellers	9.32%	20,000,000

Totals	100%	214,650,434

Company: Fully Diluted (including Warrants, Options and Rights)

Company Common	% Ownership	Number of Shares
Sellers	98.25%	10,120,000
Buyer	1.75%	180,254

Totals	100%	10,300,254

Section 1.03 Closing. Subject to the terms and conditions stated in this Section, Buyer shall issue 1,193,295,563 shares to Sellers and the consultants of Company in order to complete the Closing upon the presentation of US GAAP audited financial statements by Company. In connection with the Transaction, the 180,254 shares of Company common stock which the Buyer received pursuant to the Investment shall be surrendered to the Company for cancellation, and the Sellers shall exchange their 10,120,000 shares of Company common stock for 1,122,388,263 shares of Buyer common stock on a pro rata basis. If a Seller held X shares of Company common stock prior to the Closing, he or she shall receive (1,122,388,263 * X) / (10,120,000) = (110.907931 * X) shares of Buyer common stock, rounded up. It is anticipated that following the Closing, Buyer will change its name to American Metal Technology Group or such other name as shall be recommended by the Buyer Board (as it is comprised following the Transaction). In connection with the Closing, Buyer will issue 10,000,000 shares to Mr. Anthony Campo in partial consideration of his cancellation of all debt owed to him by Buyer (currently approximately $900,000) as stated in Section 1.03.1 below.

1.03.1     The pro-forma capitalization of Buyer following the Transaction will be as listed in the following table and further detailed below:

Buyer Common	% Ownership	Number of Shares
Existing Buyer shareholders	12.22%	173,252,434
Buyer Outstanding Options	1.51%	21,398,000
Sellers and Company consultants	85.57%	1,213,295,563
Anthony Campo	0.71%	10,000,000
Totals	100.00%	1,417,945,997

i.	Common –1,396,547,997 shares issued and outstanding as follows:
1.

Sellers – 1,142,388,263 shares (80.57% of the total issued and outstanding shares of common stock on a fully diluted basis). Company consultants- 70,907,300 shares (5% of the total issued and outstanding shares of common stock on a fully diluted basis), to be issued concurrently with the Closing pursuant to the Advisory Agreement between Company and its consultants.

2.	The existing Buyer Shareholders –173,252,434 shares (12.22% of the total issued and outstanding shares of common stock on a fully diluted basis).

3.

Anthony Campo – 10,000,000 shares (0.71% of total issued and outstanding shares of common stock on a fully diluted basis), to be issued concurrently with the Closing pursuant to Section 1.03.1 of this Agreement.

ii.	Options, Warrants and Rights - 21,398,000 shares (1.51% of the total issued and outstanding shares of common stock on a fully diluted basis) outstanding as follows:

1.	Option held by Dwight Foster to purchase 6,000,000 shares at $.02 per share which expire April 11, 2012.
2.	Warrants to purchase 14,898,000 shares at $0.15 per share which expire on March 11, 2007.
3.	Underwriter warrants to purchase 500,000 shares at $0.225 per share which expire on March 11, 2007.
4.	Rights held by William Johnson and George Johnson to each acquire 100,000 shares per their Consulting Agreements. These

Consulting Agreements shall be terminated by Buyer prior to the Closing, and these rights to acquire shares shall expire upon the termination of the respective Consulting Agreements.

iii.	Preferred – 100,000,000 authorized; none outstanding

iv.

Liabilities – Buyer shall not have any debts (Mr. Campo shall cancel all debt owned to him by Buyer at Closing), liabilities and adverse claims against it at Closing, except for the then outstanding fees and expenses incurred by Buyer in connection with the Transaction, including, but not limited to, the reasonable fees and expenses of legal counsel for Buyer; transfer agent fees and expenses; costs in connection with mailings to Buyer shareholders; and directly related accounting fees and expenses. Concurrently, Buyer shall issue 10,000,000 shares to Mr. Campo in partial consideration of the cancellation of the Company’s indebtedness to him.

v.

Existing Buyer patents, other intellectual property and related equipment shall be transferred to Mr. Campo, also in partial consideration of the cancellation of the Company’s indebtedness to him as specified in Section 1.03.1.iv, which, together with the 10,000,000 shares to be issued to Mr. Campo as specified in Section 1.03.1.iv, represents the full consideration of the cancellation of the Company’s indebtedness to him.

Section 1.04 Increase in Authorized Capital Stock. Prior to the Closing, Buyer will amend its Certificate of Incorporation to increase its authorized common stock to one billion five hundred million (1,500,000,000) shares, par value $.0001 per share, and to authorize the issuance of up to one hundred million (100,000,000) shares of preferred stock, par value $.0001 per share. The amendment will provide that such preferred shares may be issued from time to time in one or more series with such rights, designations, limitations and other terms as may be determined by the Board of Directors in the resolution authorizing each such series. It will also provide that the Board will be expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series prior or subsequent to the issuance of shares in that series. Upon any such decrease, the preferred shares so decreased shall be returned to authorized but unissued preferred shares.

Section 1.05 Closing. The Closing shall be defined as Buyer acquiring one hundred percent (100%) of Company, and the date of such Closing shall be referred to herein as the “Closing Date”. Immediately prior to the Closing, Buyer shall have no securities (debt, equity, or other) issued and outstanding other than: (a) 193,252,434 shares of common stock and (b) warrants, options and rights to acquire not more than 21,398,000 shares of Buyer common stock. In addition, upon the Transaction, Buyer’s existing officers and directors shall resign in favor of officers and directors to be designated by Company.

Section 1.06 Effective Time of the Transaction. Subject to the provisions of this Agreement, articles of share exchange in such form as shall be required by the relevant provisions of the Nevada Revised Statutes ("NRS") (the "Articles of Share Exchange") shall be duly prepared, executed and acknowledged by the Buyer and thereafter delivered to the Nevada Secretary of State, for filing, as provided in the NRS, as soon as practicable on or after the Closing Date. The Transaction shall become effective upon the filing of the Articles of Share Exchange with the Nevada Secretary of State or at such time thereafter as shall be provided in the Articles of Share Exchange (the "Effective Time").

Section 1.07 Effects of the Transaction. At the Effective Time (i) Buyer shall own one hundred percent (100%) of Company, (ii) Company shall be a wholly-owned subsidiary of Buyer, (iii) the Articles of Incorporation of Buyer immediately prior to the Effective Time shall remain the Articles of Incorporation of Buyer, except that the name of the corporation set forth therein shall be changed to the name of Company, and (iv) the Bylaws of the Buyer as in effect immediately prior to the Effective Time shall remain the Bylaws of Buyer, except that the name of the corporation set forth therein shall be changed to the name of Company.

Section 1.08 Directors of Buyer. Upon the Effective Time, the directors of the Buyer shall resign, and the directors of the Company immediately prior to the Effective Time shall serve as the directors of Buyer, to serve until the next annual meeting of the shareholders of Buyer, or until their resignation or removal or the election or appointment of their successors in the manner provided by Buyer's charter documents and applicable law.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.01 Conversion of Capital Stock. As of the Effective Time, by virtue of the Transaction:

(a)         Outstanding Capital Stock of Company. Each of the Sellers shall exchange all of his or her issued and outstanding shares of the capital stock of Company for fully paid and nonassessable shares of Common Stock of Buyer. No fractional shares of Buyer shall be issued; if a Seller is due to be issued a fraction of a share of Buyer pursuant to this Agreement, such Seller shall receive a whole share of Buyer instead of such fractional share.

(b)         Preservation of Treasury Stock and Company-Owned Stock. All shares of Common Stock of Company, $.001 par value ("Company Common Stock"), which are not issued and outstanding shall be unaffected by the Transaction. All shares of Common Stock, $.0001 par value per share, of Buyer ("Buyer Common Stock") owned by Company, if any, shall be unaffected by the Transaction.

Section 2.02 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for Buyer Common Stock pursuant to the Transaction are as follows:

(a)	Exchange Agent. As of the Effective Time, Buyer shall deposit with a bank or trust company designated by Buyer and Company (the "Exchange Agent"), for the benefit of Sellers, for exchange in accordance with this Section 2.02 through the Exchange Agent, certificates representing the shares of Buyer Common Stock.

(b)         Exchange Procedures. As soon as is reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), which, pursuant to Section 2.01, shall be exchanged for shares of Buyer Common Stock: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Buyer and Company may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Buyer Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Buyer and Company, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefore a certificate representing that number of whole shares of Buyer Common Stock which such holder has the right to receive pursuant to the provisions of this Agreement, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of Company, a certificate representing the proper number of shares of Buyer Common Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Buyer Common Stock.

(c)         Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Buyer Common Stock.

(d)         No Further Ownership Rights in Company Common Stock. All shares of Buyer Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. If, after the Effective Time, Certificates are presented to Buyer for any reason, they shall be cancelled and exchanged as provided in this Section 2.02.

(e)         No Fractional Shares. No certificate or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates.

(f)          No Liability. Neither Buyer nor Company shall be liable to any holder of shares of Company Common Stock or Buyer Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)         Withholding Rights. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

(h)        Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such reasonable amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Buyer that the statements contained in this Article III are true and correct except as set forth in the disclosure schedule delivered by Company to Buyer on or before the date of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III. The representations and warranties made by the Company in this Article III are deemed to be on behalf of, and inclusive of, the Company and the Subsidiaries, unless explicitly stated otherwise.

Section 3.01 Organization of Company. Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Company Material Adverse Effect (as defined below). Except as set forth in Schedule 3.01 of the Company Disclosure Schedule, Company does not, directly or indirectly, own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Company and comprising less than five percent (5%) of the outstanding stock of such company. For purposes of this Agreement, the term "Company Material Adverse Effect" means any effect that is, or would reasonably be expected to be, materially adverse to the financial condition, results of operations, cash flows, business or properties of Company, with the standard of “materially adverse” being an adverse change of more than ten percent (10%) in one or more of those items, or in one or more financial measures, such as assets, revenues or expenses, when calculated in the aggregate.

Section 3.02 Company Capital Structure.

(a)          The authorized capital stock of Company consists of 25,000,000 shares of Company Common Stock, $.001 par value, As of the date of this Agreement, 10,120,000 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and non assessable. There are no obligations, contingent or otherwise, of Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock.

(b)         Except for Company’s Common Stock described in subparagraph (a) above, there are no equity securities of any class of Company or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as disclosed in Section 3.02 of the Company Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Company or obligating Company to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of Company, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Company.

(c)        The individuals and/or entities set forth on Exhibit “A”, which is annexed to, and made a part of, this Agreement, are the stockholders of record of the Company, and each of them holds the number of shares of the Company as is set forth in such Exhibit.

Section 3.03 Authority; No Conflict; Required Filings and Consents.

(a)         Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Company have been duly authorized by all necessary corporate action on the part of Company, subject only to the approval of the Transaction by Company's stockholders under the laws of the State of Nevada. This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

(b)         The execution and delivery of this Agreement by Company does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of Company, each as amended to date, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Company is a party or by which it or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(c)          No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity"), including, but not limited to, the federal government of China, any agency thereof or any local Chinese government, is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except (i) the filing of the Articles of Share Exchange with the State of Nevada, (ii) the filing of a Form 8-K with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Company Material Adverse Effect.

Section 3.04 Financial Statements. The Company shall deliver to Buyer the unaudited balance sheets of the Company for the years ending on December 31, 2004 and December 31, 2005, and for the quarters ending on March 31, 2006 and June 30, 2006, and the related statements of income, retained earnings and cash flows of the Company for the periods then ended, together with the notes to such financial statements (the “Company Financial Statements”), and by November 30, 2006, shall provide such financial statements for the quarter ending September 30, 2006. The Company Financial Statements shall be included in the Company Disclosure Schedule. The Company Financial Statements shall fairly present the financial condition of the Company as of the respective dates thereof in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved.

Before the Closing, the Company shall provide Buyer with audited financial statements for the years ending on December 31, 2004 and December 31, 2005, which financial statements shall be suitable or readily adaptable for incorporation in any registration statements, prospectuses or annual reports which Buyer may file with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act. The audited balance sheet of Company as of December 31, 2005, or otherwise the most recent audited balance sheet of Company which is provided to Buyer, is referred to herein as the "Company Balance Sheet."

Section 3.05 No Undisclosed Liabilities. Except as set forth in Schedule 3.05 of the Company Disclosure Schedule, and except for normal or recurring liabilities incurred since June 30, 2006 in the ordinary course of business consistent with past practices, Company does not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a Company Material Adverse Effect.

Section 3.06 Absence of Certain Changes or Events. Except as disclosed in Section 3.06 of the Company Disclosure Schedule, from and after the date of the Company Balance Sheet, Company has conducted its businesses only in the ordinary course and in a manner consistent with past practice and, during such period, there has not been (i) any material adverse change in the financial condition, results of operations, cash flows, business or properties, subject to the last sentence of this Section 3.06 (a "Material Adverse Change") of Company (other than changes that are the effect or result of economic factors affecting the economy as a whole) or any development or combination of developments of which the management of Company is aware that, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect (other than economic factors affecting the economy as a whole); (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Company having a Company Material Adverse Effect; (iii) any material change by Company in its accounting methods, principles or practices to which Buyer has not previously consented in writing; (iv) any revaluation by Company of any of its assets having a Company Material Adverse Effect; or (v) any other action or event that would have required the consent of Buyer pursuant to Section 5.01 of this Agreement had such action or event occurred after the date of this Agreement and that, in the case of this clause (v), individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect. Notwithstanding the foregoing, the failure of Company or Buyer to achieve any level of revenue and earnings at any time shall not of itself constitute a Material Adverse Change of Company or Buyer, as the case may be.

Section 3.07 Taxes.

(a)         For the purposes of this Agreement, a "Tax" or, collectively, "Taxes" means any and all material federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

(b)         Except as set forth in Section 3.07 of the Company Disclosure Schedule, Company has filed all Tax Returns that it was or will be required to file, and all such Tax Returns were or will be correct and complete. Company has paid all Taxes (whether or not shown on such Tax Returns) that were due and payable. Any unpaid Taxes of Company for tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet (exclusive of any accruals for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles). The unpaid Taxes of Company for tax periods from the date of the Company Balance Sheet through the Closing Date are attributable solely to the conduct of its businesses in the ordinary course and in a manner consistent with past practices. All Taxes that Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. Each of the representations contained in this Section 3.07(b) shall be limited in its application to items which are reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

(c)         No examination or audit by any Governmental Entity of any Tax Return of Company is currently in progress or, to the knowledge of Company, threatened or contemplated, in each case, which involve claims that individually or in the aggregate are reasonably likely to have a Company Material Adverse Effect. Company has not been informed by any jurisdiction that the jurisdiction believes that Company was required to file any Tax Return that was not filed which failure or failures individually, or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

(d)         Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(e)	Company is not a party to any Tax allocation or sharing agreement.

(f)          Company does not have any material liability for Taxes of any person (other than Company (under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law)), as a transferee or successor, by contract, or otherwise.

Section 3.08 Properties. Except as set forth in Section 3.08 of the Company Disclosure Schedule, Company does not own of record or lease any real property.

Section 3.09 Intellectual Property.

(a)         Except as set forth in Section 3.09 of the Company Disclosure Schedule, Company owns, or is licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of Company as currently conducted, or planned to be conducted, the absence of which would be reasonably likely to have a Company Material Adverse Effect (the "Company Intellectual Property Rights"). Section 3.09 of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all patents, registered copyrights, registered trademarks, registered service marks and all software programs, other than commercial, off-the-shelf software, subject to a perpetual license, in connection with which no future license fees or royalties are due ("Off-the-Shelf Software"), owned, used or licensed by or to Company and (ii) all other intellectual property that is licensed by or to Company that is used in or is necessary for the conduct of Company's business. Company has promulgated and used commercially reasonable efforts to enforce the trade secret protection program described in Section 3.09 of the Company Disclosure Schedule.

(b)        Company is not nor will not as a result of the execution and delivery of this Agreement or the performance of Company's obligations under this Agreement or otherwise be, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property Rights, or any material licenses, sublicenses and other agreements as to which Company is a party and pursuant to which Company is authorized to use any third party patents, trademarks. or copyrights ("Company Third Party Intellectual Property Rights"), including software which is used in the manufacture of, incorporated in, or forms a part of any product sold by or expected to be sold by Company, the breach of which would be reasonably likely to have a Company Material Adverse Effect.

(c)        All patents, registered trademarks, registered service marks and registered copyrights which are held by Company and which are material to the business of Company, taken as a whole, are valid and subsisting. Company (i) has not been sued in any suit, action or proceeding, or received in writing any claim or notice, which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement would reasonably be expected to have a Company Material Adverse Effect.

Section 3.10 Agreements, Contracts and Commitments. Except as set forth in Section 3.10 of the Company Disclosure Schedule, Company nor any of its assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under (i) any severance, termination or retirement agreement or any employment or consulting agreement providing for aggregate payments to any person in any calendar year in excess of $100,000 or continuing for more than one year, (ii) any agreement relating to the borrowing of money by Company or the guarantee by any Company of any such obligation (other than agreements evidencing trade payables or relating to borrowings or guarantees made in the ordinary course of business), (iii) any agreement which prohibits or restricts Company from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other person, (iv) any agreement involving Company Intellectual Property Rights or Company Third Party Intellectual

Property Rights (other than Off-the-Shelf Software licenses) which provide for annual payments of $100,000 or more, (v) any agreement relating to the provision of computer software, computer hardware, data processing systems or equipment, network communication, transactional billing, management information or other technical systems or services, including maintenance with respect to the foregoing matters, to or by Company which provides for annual payments of $100,000 or more, and (vi) any agreement relating to the purchase or lease of real property (collectively, the "Company Material Contracts"). With respect to each Company Material Contract and except as disclosed in Section 3.10 of the Company Disclosure Schedule: (i) the Company Material Contract is in full force and effect; (ii) Company is not in default or breach thereunder in any material respect; (iii) Company has not repudiated or waived any material provision of any such Company Material Contract; (iv) no other party to any such Company Material Contract is, to the knowledge of Company, in default or breach in any material respect or has repudiated or waived any material provision thereunder; (v) there exists no actual, or, to the knowledge of Company, threatened, cancellation, termination, or limitation of, or any amendment, modification, or change to, any Company Material Contract; (vi) Company has not received formal notice that any party to a Company Material Contract will not renew such contract at the end of its existing term; and (vii) no Company Material Contract requires consent or notice in connection with the transactions contemplated by this Agreement. All of the indebtedness of Company for money borrowed is prepayable at any time without penalty or premium.

Section 3.11 Litigation. Except as set forth in Section 3.11 of the Company Disclosure Schedule, there is no action, suit or proceeding, claim, arbitration or investigation against Company or by or against, any officer or director of Company in connection with its affairs, whether or not covered by insurance, whether current, pending, to its knowledge threatened or as to which Company has received any written notice of assertion, which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect or a material adverse effect on the ability of Company to consummate the transactions contemplated by this Agreement.

Section 3.12 Environmental Matters.

(a)          Except as forth in Section 3.12 of the Company Disclosure Schedule and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect: (i) Company has complied with all applicable Environmental Laws (as defined in Section 3.12(b)); (ii) the properties currently owned or operated by Company (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in Section 3.12(c)); (iii) the properties formerly owned or operated by Company were not contaminated with Hazardous Substances during the period of ownership or operation by Company; (iv) Company is not subject to liability for any Hazardous Substance disposal or contamination on any third-party property; (v) Company has not been associated with any release or threat of release of any Hazardous Substance; (vi) Company has not received any notice, demand, letter, claim or request for information alleging that Company may be in violation of or liable under any Environmental Law; (vii) Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving Company that could reasonably be expected to result in any claims, liabilities, investigations, costs or restrictions on the ownership, use or transfer of any property of Company pursuant to any Environmental Law.

(b)         As used herein, the term "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (i) the protection, investigation or restoration of the environment, health and safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c)         As used herein, the term "Hazardous Substance" means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

Section 3.13 Employee Benefit Plans.

(a)        Company has listed in Section 3.13 of the Company Disclosure Schedule all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Company or any trade or business (whether or not incorporated) which is a member or which is under common control within the meaning of Section 414 of the Code (an "ERISA Affiliate") with Company (collectively, the "Company Employee Plans").

(b)        With respect to each Company Employee Plan, Company has made available to Buyer a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Company Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Company Employee Plan and (iv) the most recent actuarial report or valuation relating to a Company Employee Plan subject to Title IV of ERISA.

(c)        With respect to the Company Employee Plans, individually and in the aggregate, no event has occurred and, to the knowledge of Company, there exists no condition or set of circumstances in connection with which Company could be subject to any liability that is reasonably likely to have a Company Material Adverse Effect under ERISA, the Code or any other applicable law.

(d)        With respect to the Company Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of Company, which obligations are reasonably likely to have a Company Material Adverse Effect.

(e)        Except as disclosed forth in Section 3.13 of the Company Disclosure Schedule, and except as provided for in this Agreement, Company is not a party to any oral or written (i) agreement with any officer or other key employee of Company, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Company of the nature contemplated by this Agreement, (ii) agreement with any officer of Company providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof and for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

Section 3.14 Compliance With Laws. Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

Section 3.15 Accounting and Tax Matters. To its knowledge, after consulting with its independent auditors, neither Company nor any of its directors or officers or holders of at least ten percent (10%) of its stock (collectively, “Affiliates”) has taken or agreed to take any action which would (i) prevent Buyer from accounting for the business combination to be effected by the Transaction as a pooling of interests or (ii) prevent the Transaction from constituting a transaction qualifying as a reorganization under 368(a) of the Code.

Section 3.16 Labor Matters. Company is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is Company the subject of any material proceeding asserting that Company has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the executive officers of Company, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Company.

Section 3.17 Insurance; Risk Management. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Company are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Company and its properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The steps taken by Company to manage the various risks incident to the business and operations of Company and its properties and assets are at least equivalent to those taken by persons engaged in similar businesses, except for any failures to take such steps that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

Section 3.18 Anti-Takeover Laws. No "fair price", "business combination", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation is or will be applicable to the execution, delivery or performance of this Agreement or the consummation of the Transaction or the other transactions contemplated by this Agreement.

Section 3.19 Certifications. Copies of (a) the Articles of Incorporation of Company, and all amendments thereto to date, certified by the Secretary of State of the State of Nevada, (b) the Bylaws of Company, as amended to date, certified by the Secretary of Company and (c) a good standing certificate for Company issued by the Secretary of State of the State of Nevada upon a date which is less than thirty one (31) days prior to the completion of the Investment as set forth in Section 1.02, are annexed hereto and made a part hereof as Section 3.19 of the Company Disclosure Schedule, and are complete and correct as of the date of this Agreement.

Section 3.20 Occupational Health and Safety Compliance. (i) Company is in compliance with all applicable governmental laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder and other governmental requirements relating to occupational health and safety (the "Workplace Laws").

(ii) Company possesses all licenses, permits, registrations and government authorizations necessary to operate in compliance with all applicable Workplace Laws and is in compliance with such licenses and permits.

(iii) To Company’s knowledge, there is no pending or threatened notice, claim, litigation or any administrative agency proceeding that alleges a violation of any Workplace Law(s) by Company or, with respect to Company's business.

Section 3.21 Licenses and Permits. Company has listed in Section 3.21 of the Company Disclosure Schedule the operating licenses and permits which constitute all of the licenses and permits which Company is required by any governmental or regulatory authority to have to carry on its business as presently, and as anticipated to be, conducted. Except as disclosed forth in Section 3.21 of the Company Disclosure Schedule, all such licenses and permits are in full force and effect in accordance with their terms, there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further condition would become a default under any of the licenses or permits, and none of the licenses or permits shall be canceled or revoked, nor become void, as a result of the transactions provided for by this Agreement.

Section 3.22 Form 8-K. The information supplied by Company with respect to Company for inclusion in the filing on Form 8-K to be made in connection with the Transaction shall not, on the date such filing on Form 8-K is first filed with the SEC, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in such filing on Form 8-K not false or misleading. If at any time prior to the Effective Time any event relating to Company or any of its Affiliates, officers or directors should be discovered by Company which should be set forth in a supplement to such filing on Form 8-K, Company shall promptly inform Buyer.

Section 3.23 Complete Disclosure. No representation or warranty of Company which is contained in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement contains or shall contain any untrue statement of a material fact, omits or shall omit to state any fact which is required to make the statements which are contained herein or therein, in light of the circumstances under which they were made, not materially misleading. There is no fact relating to the business, affairs, operations, conditions (financial or otherwise) or prospects of Company which would materially adversely affect same which has not been disclosed to Buyer in this Agreement.

Section 3.24 No Defense. It shall not be a defense to a suit for damages for any misrepresentation or breach of covenant or warranty that Buyer knew or had reason to know that any covenant, representation or warranty in this Agreement furnished or to be furnished to Buyer contained untrue statements.

ARTICLE III-B

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each of the Sellers hereby represents and warrants to Buyer that the statements contained in this Article III-B are true and correct:

Section 3-B.1 Ownership. Seller is the record, beneficial and equitable owner of such number of shares of Company Common Stock as is set forth opposite his or her name in Exhibit “A”. Seller holds said shares free and clear of all liens, claims or encumbrances, and has the full right and authority to exchange said shares pursuant to the terms of this Agreement.

Section 3-B.2 Absence of Conflicts. Seller’s execution and delivery of this Agreement, the transfer of Seller’s shares of Company Common Stock, and the consummation by Seller of the transactions set forth in this Agreement do not and shall not cause Seller to violate or contravene any provision of law or any governmental rule or regulation.

Section 3-B.3 No Approvals. No approval of any governmental authority is required of Seller in connection with the consummation of the transactions set forth in this Agreement.

Section 3-B.4 Complete Disclosure. No representation or warranty of Seller which is contained in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, to Seller’s knowledge contains or shall contain any untrue statement of a material fact, omits or shall omit to state any fact which is required to make the statements which are contained herein or therein, in light of the circumstances under which they were made, not materially misleading.

Section 3-B.5 No Defense. It shall not be a defense to a suit for damages for any misrepresentation or breach of covenant or warranty by Seller that Buyer knew or had reason to know that any covenant, representation or warranty of Seller in this Agreement furnished or to be furnished to Buyer contained untrue statements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Company that the statements contained in this Article IV are true and correct except as set forth in the disclosure schedule delivered by Buyer to Company on or before the date of this Agreement (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in paragraphs and sections corresponding to the numbered and lettered paragraphs and sections contained in this Article IV and the disclosure in any paragraph or section shall qualify other paragraphs and sections in this Article IV only to the extent that it is reasonably apparent from a reading of such document that it also qualifies or applies to such other paragraphs and sections.

Section 4.01 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Buyer Material Adverse Effect (as defined below). Buyer has no subsidiaries. Except as may be set forth in the Buyer SEC Reports (as defined in Section 4.04) filed prior to the date hereof, Buyer does not, directly or indirectly, own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Buyer and comprising less than five percent (5%) of the outstanding stock of such company. For purposes of this Agreement, the term "Buyer Material Adverse Effect" means any effect that is, or would reasonably be expected to be, materially adverse to the financial condition, results of operations, cash flows, business or properties of Buyer.

Section 4.02 Buyer Capital Structure.

(a)          The authorized capital stock of Buyer consists of two hundred million (200,000,000) shares of Buyer Common Stock, $.0001 par value and one hundred million

(100,000,000) shares of Preferred Stock, $.001 par value ("Buyer Preferred Stock"). As of the date of this Agreement, (i) 173,252,434 shares of Buyer Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (ii) no shares of Buyer Common Stock are held in the treasury of Buyer. Section 4.02 of the Buyer Disclosure Schedule shows the number of shares of Buyer Common Stock reserved for future issuance pursuant to stock options and warrants granted and outstanding as of the date of this Agreement and the plans under which such options and warrants were granted (collectively, the "Buyer Stock Plans"). As of the date of this Agreement, none of the shares of Buyer Preferred Stock are issued and outstanding. All shares of Buyer Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Buyer to repurchase, redeem or otherwise acquire any shares of Buyer Common Stock or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any entity.

(b)          Other than the shares of Buyer Common Stock set forth in Section 4.02.a and the shares of Buyer Common Stock reserved for issuance pursuant to the exercise of the options and warrants set forth in Section 1.03.1.ii of this Agreement, there are no equity securities of any class of Buyer, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding, except as set forth in Section 4.02 of the Buyer Disclosure Schedule or as reserved for future grants of options under the Buyer Stock Plans. Except as set forth in Section 1.03.1.ii of this Agreement, the Buyer SEC Reports (as defined in Section 4.04 below) filed prior to the date hereof or Section 4.02 of the Buyer Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Buyer is a party or by which it is bound obligating Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Buyer or obligating Buyer to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of Buyer, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Buyer.

Section 4.03 Authority; No Conflict; Required Filings and Consents.

(a)          Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer, subject only to the approval of the Buyer Voting Proposals (as defined in Section 6.05) by Buyer's stockholders. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

(b)	The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Buyer, each as amended to date, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Buyer is a party or by which any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which are not, individually or in the aggregate, reasonably likely to have a Buyer Material Adverse Effect.

(c)         No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Articles of Share Exchange with the Nevada Secretary of State, (iii) the filing of a Form 8-K with the SEC in accordance with the Exchange Act, (iv) such consents, approvals, orders, corporation and authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Buyer Material Adverse Effect.

Section 4.04 SEC Filings; Financial Statements.

(a)         Buyer has filed and made available to Company all forms, reports and documents required to be filed by Buyer with the SEC since January, 2000 (collectively, the "Buyer SEC Reports"). The Buyer SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading.

(b)         Except as disclosed in Section 4.04 of the Buyer Disclosure Schedule, each of the financial statements (including, in each case, any related notes) contained in the Buyer SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the financial position of Buyer as of the dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited balance sheet of Buyer as of July 31, 2006 is referred to herein as the "Buyer Balance Sheet."

Section 4.05 No Undisclosed Liabilities. Except as disclosed in Section 4.05 of the Buyer Disclosure Schedule and in the Buyer SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since June 30, 2006 in the ordinary course of business consistent with past practices, Buyer does not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate, are reasonably likely to have a Buyer Material Adverse Effect.

Section 4.06 Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Reports filed prior to the date hereof, from and after the date of the Buyer Balance Sheet, Buyer has conducted its businesses only in the ordinary course and in a manner consistent with past practice and, during such period, there has not been (i) any Material Adverse Change in Buyer (other than changes that are the effect or result of economic factors affecting the economy as a whole) or any development or combination of developments of which the management of Buyer is aware that, individually or in the aggregate, has had, or is reasonably likely to have, a Buyer Material Adverse Effect (other than economic factors affecting the economy as a whole); (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Buyer having a Buyer Material Adverse Effect; (iii) any material change by Buyer in its accounting methods, principles or practices to which Company has not previously consented in writing; (iv) any revaluation by Buyer of any of its assets having a Buyer Material Adverse Effect; or (v) any other action or event that would have required the consent of Company pursuant to Section 5.02 of this Agreement had such action or event occurred after the date of this Agreement and that, in the case of this clause (v), individually or in the aggregate, has had or is reasonably likely to have a Buyer Material Adverse Effect.

Section 4.07 Taxes.

(a)          Buyer has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete. Each group of corporations with which Buyer has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns, if any (a "Buyer Affiliated Group"), has filed all such Tax Returns that it was required to file with respect to any period in which Buyer was a member of such Buyer Affiliated Group (a "Buyer Affiliated Period"), and all such Tax Returns were correct and complete. Buyer has paid all Taxes (whether or not shown on such Tax Returns) that were due and payable, and each Buyer Affiliated Group has paid all Taxes (whether or not shown on such Tax Returns) that were due and payable with respect to all Buyer Affiliated Periods and with respect to which Buyer may be liable by operation of law or otherwise. The unpaid Taxes of Buyer for tax periods through the date of the Buyer Balance Sheet, if any, do not exceed the accruals and reserves for Taxes set forth on the Buyer Balance Sheet (exclusive of any accruals for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles). The unpaid Taxes of Buyer for tax periods from the date of the Buyer Balance Sheet through the Closing Date, if any, are attributable solely to the conduct of their businesses in the ordinary course and in a manner consistent with past practices. All Taxes that Buyer is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. Each of the representations contained in this Section 4.07(a) shall be limited in its application to items which are reasonably likely, individually or in the aggregate, to have a Buyer Material Adverse Effect.

(b)         No examination or audit by any Governmental Entity of any Tax Return of Buyer, or any Buyer Affiliated Group with respect to an Buyer Affiliated Period is currently in progress or, to the knowledge of Buyer, threatened or contemplated, in each case, which involve claims that individually or in the aggregate are reasonably likely to have a Buyer Material Adverse Effect. Buyer has not been informed by any jurisdiction that the jurisdiction believes that Buyer was required to file any Tax Return that was not filed which failure or failures individually, or in the aggregate, are reasonably likely to have a Buyer Material Adverse Effect.

(c)         Buyer has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(d)	Buyer is not a party to any Tax allocation or sharing agreement.

(e)         Buyer does not have any material liability for Taxes of any person (other than Buyer (under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law)), as a transferee or successor by contract, or otherwise.

Section 4.08 Properties. Buyer does not own of record any real property or lease any real property.

Section 4.09 Intellectual Property.

(a)         Except as set forth in Buyer’s SEC Reports filed prior to the date hereof or in Section 4.09 of the Buyer Disclosure Schedule, Buyer owns, or is licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of Buyer the absence of which would be reasonably likely to have a Buyer Material Adverse Effect (the "Buyer Intellectual Property Rights").

(b)         Buyer is not, or will not, as a result of the execution and delivery of this Agreement or the performance of Buyer' obligations under this Agreement or otherwise be, in breach of any license, sublicense or other agreement relating to the Buyer Intellectual Property Rights, or any material licenses, sublicenses and other agreements as to which Buyer is a party and pursuant to which Buyer is authorized to use any third party patents, trademarks or copyrights, including software which is used in the manufacture of, incorporated in, or forms a part of any product sold by or expected to be sold by Buyer, the breach of which would be reasonably likely to have a Buyer Material Adverse Effect.

(c)         Except as set forth in Buyer’s SEC Reports filed prior to the date hereof, all patents, registered trademarks, registered service marks and registered copyrights which are held by Buyer and which are material to the business of Buyer, are valid and subsisting. Buyer (i) has not been sued in any suit, action or proceeding, or received in writing any claim or notice, which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement would reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.10 Agreements, Contracts and Commitments. Buyer has not breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any agreement, contract or commitment filed as an exhibit to the Buyer SEC Reports (collectively, "Buyer Material Contracts") in such a manner as, individually or in the aggregate, are reasonably likely to have a Buyer Material Adverse Effect. Each Buyer Material Contract that has not expired by its terms is in full force and effect.

Section 4.11 Litigation. There is no action, suit or proceeding, claim, arbitration or investigation against Buyer pending or as to which Buyer has received any written notice of assertion, which, individually or in the aggregate, is reasonably likely to have a Buyer Material Adverse Effect or a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 4.12 Environmental Matters. Except as disclosed in the Buyer SEC Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect: (i) Buyer has complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by Buyer (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by Buyer were not contaminated with Hazardous Substances during the period of ownership or operation by Buyer; (iv) Buyer is not subject to liability for any Hazardous Substance disposal or contamination on any third-party property; (v) Buyer has not been associated with any release or threat of release of any Hazardous Substance; (vi) Buyer has not received any notice, demand, letter, claim or request for information alleging that Buyer may be in violation of or liable under any Environmental Law; (vii) Buyer is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving Buyer that could reasonably be expected to result in any claims, liabilities, investigations, costs or restrictions on the ownership, use or transfer of any property of Buyer pursuant to any Environmental Law.

Section 4.13 Employee Benefit Plans.

(a)	Buyer has listed in Section 4.13 of the Buyer Disclosure Schedule all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all material unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Buyer or any ERISA Affiliate of Buyer (collectively, the "Buyer Employee Plans").

(b)         With respect to each Buyer Employee Plan, Buyer has made available to Company, a true and correct copy of (i) the most recent annual report (Form 5500), if any, filed with the IRS, (ii) such Buyer Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Buyer Employee Plan and (iv) the most recent actuarial report or valuation relating to an Buyer Employee Plan subject to Title IV of ERISA, if any.

(c)        With respect to the Buyer Employee Plans, individually and in the aggregate, no event has occurred and, to the knowledge of Buyer, there exists no condition or set of circumstances in connection with which Buyer could be subject to any liability that is reasonably likely to have a Buyer Material Adverse Effect under ERISA, the Code or any other applicable law.

(d)         With respect to the Buyer Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of Buyer, which obligations are reasonably likely to have a Buyer Material Adverse Effect.

(e)         Except as disclosed in Buyer SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, Buyer is not a party to any oral or written (i) agreement with any officer or other key employee of Buyer, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Buyer of the nature contemplated by this Agreement, (ii) agreement with any officer of Buyer providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

Section 4.14 Compliance With Laws. Buyer has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Buyer Material Adverse Effect.

Section 4.15 Accounting and Tax Matters. To its knowledge, after consulting with its independent auditors, neither Buyer nor any of its Affiliates has taken or agreed to take any action which would (i) prevent Buyer from accounting for the business combination to be effected by the Transaction as a pooling of interests or (ii) prevent the Transaction from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

Section 4.16 Form 8-K. The information supplied by Buyer with respect to Buyer for inclusion in the filing on Form 8-K to be made in connection with the Transaction shall not, on the date such filing on Form 8-K is first filed with the SEC, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in such filing on Form 8-K not false or misleading. If at any time prior to the Effective Time any event relating to Buyer or any of its Affiliates, officers or directors should be discovered by Buyer which should be set forth in a supplement to such filing on Form 8-K, Buyer shall promptly inform Company.

Section 4.17 Labor Matters. Buyer is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is Buyer the subject of any material proceeding asserting that Buyer has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the executive officers of Buyer, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Buyer.

Section 4.18 Insurance; Risk Management. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Buyer disclosed in Section 4.18 of the Buyer Disclosure Schedule are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Buyer and its properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

Section 4.19 No Existing Discussions. As of the date hereof, Buyer is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.01).

Section 4.20 Anti-Takeover Laws. No "fair price", "business combination", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation is or will be applicable to the execution, delivery or performance of this Agreement or the consummation of the Transaction or the other transactions contemplated by this Agreement.

Section 4.21 Insider Trading Policies and Practices. Buyer does not presently have an insider trading policy for its directors, officers and employees.

ARTICLE V

CONDUCT OF BUSINESS

Section 5.01 Covenants of Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company agrees (except to the extent that Buyer shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors and others having business dealings with it. Company shall promptly notify Buyer of any material event or occurrence not in the ordinary course of business. Except as expressly contemplated by this Agreement, Company shall not, without the written consent of Buyer:

(a)          Accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of such party or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

(b)         Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to such party;

(c)          Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(d)         Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than inventory and other items in the ordinary course of business);

(e)         Sell, lease, license or otherwise dispose of any of its material properties or assets, except for transactions in the ordinary course of business;

(f)          (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees (other than officers) in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers, (iii) enter into any collective bargaining agreement (other than as required by law or extensions to existing agreements in the ordinary course of business), (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(g)         Amend or propose to amend its charter or bylaws, except as contemplated by this Agreement;

(h)         Initiate, compromise or settle any material litigation or arbitration proceeding (other than as a result of a breach of this Agreement);

(i)          Except in the ordinary course of business, modify, amend or terminate any Company Material Contract or waive, release or assign any material rights or claims;

(j)          Change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP; or

(k)          Take, or agree in writing or otherwise to take, any of the actions described in paragraphs (a) through (j) above.

Section 5.02 Covenants of Buyer. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Buyer agrees as to itself (except to the extent that Company shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors and others having business dealings with it. Buyer shall promptly notify Company of any material event or occurrence not in the ordinary course of business. Except as expressly contemplated by this Agreement, Buyer shall not without the written consent of Company:

(a)         Accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of such party or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

(b)         Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to such party;

(c)         Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options consistent with past practices to employees, which options represent in the aggregate the right to acquire no more than 200,000 shares (net of cancellations) of Buyer Common Stock or (ii) the issuance of shares of Buyer Common Stock pursuant to the exercise of options or warrants outstanding on the date of this Agreement;

(d)         Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than inventory and other items in the ordinary course of business);

(e)         Sell, lease, license or otherwise dispose of any of its material properties or assets, except for transactions in the ordinary course of business;

(f)          (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees (other than officers) in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers, (iii) enter into any collective bargaining agreement (other than as required by. law or extensions to existing agreements in the ordinary course of business), (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(g)         Amend or propose to amend its charter or bylaws, except as contemplated by this Agreement;

(h)         Take, or agree in writing or otherwise to take, any of the actions described in paragraphs (a) through (f) above.

Section 5.03 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Buyer and Company shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Transaction and the transactions contemplated hereby and thereby.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 No Solicitation.

(a)         Company and Buyer each shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party (i) enter into any merger transaction other than the transaction set forth in this Agreement prior to the sooner of (A) the Closing or (B) the termination of this Agreement, (ii) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving such party, other than the transactions contemplated by this Agreement and other than, in the case of Buyer, transactions constituting Buyer Permitted Acquisitions (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (iii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iv) agree to or recommend any Acquisition Proposal to its stockholders for a vote; provided, however, that nothing contained in this Agreement shall prevent Buyer, or its Board of Directors, from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity, agreeing to an unsolicited bona fide written Acquisition Proposal or recommending an unsolicited bona fide written Acquisition Proposal to its stockholders for a vote, if and only to the extent that (1) the Board of Directors of Buyer believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and, after taking into account, among other relevant factors, the strategic benefits anticipated to be derived from the Transaction and the long-term prospects of Company and Buyer as subsidiary and parent company, respectively, as contemplated herein, would, if consummated, result in a transaction more favorable to the stockholders of such party than the transactions contemplated by this Agreement and the Board of Directors of Buyer determines in good faith after consultation with Company’s legal counsel that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement; or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

(b)          Company and Buyer shall each notify the other party immediately after receipt by Company or Buyer (or their advisors) of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of such party by any person or entity that informs such party that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Such party shall continue to keep the other party hereto informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

Section 6.02 Form 8-K.

(a)         As promptly as practical after the execution of this Agreement, Buyer and Company shall prepare and file with the SEC a Form 8-K.

(b)         Buyer and Company shall make all necessary filings with respect to the Transaction under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

Section 6.03 OTC Bulletin Board Quotation. The Buyer agrees to continue the quotation of Buyer Common Stock on the OTC Bulletin Board during the term of this Agreement.

Section 6.04 Access to Information. Upon reasonable notice, Company and Buyer shall each afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Company and Buyer shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is non-public in confidence. No information or knowledge obtained in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Transaction.

Section 6.05 Stockholders' Meetings. Company and Buyer shall each either hold a stockholders’ meeting, or obtain a written consent from the holders of the applicable required percentage of its shares for a stockholders’ action in lieu of a meeting, for the purpose of voting, in the case of Company, upon this Agreement, and in the case of Buyer, upon (i) the approval of the Buyer’s Articles of Incorporation and Amendments, if any, (ii) the issuance of shares of Buyer Common Stock pursuant to this Agreement (the “Buyer Voting Proposals”).

Section 6.06 Legal Conditions to Transaction.

(a)         Company and Buyer shall each use their best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Company or Buyer in connection with the authorization, execution and delivery of this

Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Transaction, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Transaction required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, and (B) any other applicable law. Company and Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Company and Buyer shall use their best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement.

(b)        Each of Company and Buyer shall give any notices to third parties, and use their best efforts to obtain any third-party consents related to or required in connection with the Transaction that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (iii) required to prevent a Company Material Adverse Effect or a Buyer Material Adverse Effect from occurring prior to or after the Effective Time.

Section 6.07 Public Disclosure. Buyer and Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or the OTC Bulletin Board.

Section 6.08 Tax-Free Reorganization. Buyer and Company shall each use its best efforts to cause the Transaction to be treated as a reorganization within the meaning of Section 368(a) of the Code.

Section 6.09 Indemnification of Company Indemnified Parties.

(a)            From and after the Effective Time, Buyer agrees that it will indemnify and hold harmless each present and former director, officer and consultant of Company (the " Company Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing with respect to Buyer at, or occurring with respect to Buyer prior to, the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Company would have been permitted under Nevada law and its articles of organization or bylaws in effect on the date hereof to indemnify such Company Indemnified Party (and Buyer shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification).

(b)         The provisions of this Section 6.09 are intended to be in addition to the rights otherwise available to the current officers and directors of Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, their heirs and their representatives.

Section 6.10 Indemnification of Buyer Indemnified Parties.

(a)        From and after the Effective Time, Company agrees that it will indemnify and hold harmless each present and former director and officer of Buyer (the "Buyer Indemnified Parties"), against any Costs incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters occurring with respect to Buyer on or after the Effective Time and, to the fullest extent that Buyer is permitted under Delaware law and its articles of organization or bylaws in effect at the Effective Time, to indemnify such Buyer Indemnified Party (and Company shall also advance expenses as incurred to the fullest extent permitted under Delaware law, provided the Buyer Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Buyer Indemnified Party is not entitled to indemnification).

(b)          The provisions of this Section 6.10 are intended to be in addition to the rights otherwise available to the current officers and directors of Buyer by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Buyer Indemnified Parties, their heirs and their representatives.

Section 6.11 Expenses. Pursuant to the terms and conditions set forth in this Section 6.11, Company agrees to advance funds to Buyer for the fees and expenses of professionals and other third party vendors which are incurred by Buyer from September 4, 2006 until the Closing, pursuant to this Agreement and the transactions set forth herein, including any cost or expense incurred by Buyer in meeting its SEC reporting requirements. The first thirty five thousand dollars ($35,000) of such fees and expenses shall be reimbursed to Buyer as invoices are submitted to Company, and approved by Company, with such approvals not to be unreasonably withheld; provided, however, that Company shall not make any payment to Buyer prior to the completion of the Investment as set forth in Section 1.02, and that any invoices submitted prior to that time shall accrue and shall be reimbursed at the time of the Investment, subject to the terms and conditions set forth in this Section 6.11. If the aggregate amount of fees and expenses incurred by Buyer and subject to reimbursement pursuant to this Section 6.11 exceeds thirty five thousand dollars ($35,000), any additional amounts, up to a maximum of an additional fifteen thousand dollars ($15,000), shall be reimbursed by the Company at the Closing. The Buyer shall not send any invoice to the Company for reimbursement in the amount of less than three thousand dollars ($3,000), but shall accumulate smaller expenses until an aggregate amount of at least three thousand dollars ($3,000) is reached before sending such invoice to the Company for reimbursement. Each advance from Company to Buyer pursuant to this Section 6.11 shall be made within five (5) business days after Buyer forwards a copy of a related invoice or invoices to

Company. Buyer will cause each professional submitting an invoice to Company in connection with this Section 6.11 to confirm to a designated agent of Company such professional’s receipt of payment of invoices within two (2) business days after payment is received. Buyer shall obtain prior written approval from Company for all professional fees exceeding three thousand dollars ($3,000) and for all other expenses exceeding three hundred dollars ($300). Buyer shall have the obligation to repay any amounts advanced by Company unless either (A) the Closing occurs by 11:59 PM EST, December 31, 2006 (“Preliminary Deadline”), or (B) the Closing does not occur by the Preliminary Deadline through no fault of Buyer, but then occurs after the Preliminary Deadline. If this Agreement is terminated pursuant to Section 8.01 for any reason, or if the Closing has not occurred by the Preliminary Deadline through the fault of Buyer, all obligations of Company for reimbursement pursuant to this Section 6.11 shall lapse, and Buyer shall return all funds which were advanced by Company pursuant to this Section 6.11.

ARTICLE VII

CONDITIONS TO TRANSACTION

Section 7.01 Conditions to Buyer and Company’s Obligation To Effect the Transaction. The respective obligations of Buyer and Company to effect the Transaction shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)        Stockholder Approval. This Agreement and the Transaction shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, and the Buyer Voting Proposals shall have been approved by the affirmative vote of the holders of a majority of the shares of Buyer Common Stock present or represented at a stockholders' meeting of the Buyer at which a quorum is present or upon written consent pursuant to Section 228 of the Delaware General Corporation Law.

(b)        Buyer Amended and Restated Articles of Incorporation. Buyer shall have amended and restated its Articles of Incorporation to authorize the issuance of (i) an additional one billion three hundred million (1,300,000,000) shares of Buyer Common Stock (for an aggregate of one billion five hundred million (1,500,000,000) shares), and (ii) one hundred million (100,000,000) Shares of Buyer Preferred Stock.

(c)        Approvals. Other than the filings provided for by Section 1.06 and Section 6.02, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect shall have been filed, been obtained or occurred.

(d)        No Injunctions. No Governmental Entity or federal, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect and which has the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction.

Section 7.02 Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the Transaction are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Buyer:

(a)        Representations and Warranties. The representations and warranties of Company and Sellers set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement and (ii) in the case of representations and warranties of the Company that are not qualified as to materiality, where the failures to be true and correct, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect or a material adverse effect upon the consummation of the transactions contemplated hereby; and Buyer shall have received a certificate signed on behalf of Company by the chief executive officer and the chief financial officer of Company to such effect.

(b)        Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Buyer shall have received a certificate signed on behalf of Company by the chief executive officer and the chief financial officer of Company to such effect.

(c)        Delivery and Review of Company Disclosure Schedule. Within fifteen (15) days after delivery to Buyer of the Company Disclosure Schedule and all due diligence documents hereto requested pursuant to Section 6.04, including, but not limited to, the documents requested in Buyer’s Preliminary Information Request to Company (such 15-day period, the “Buyer Due Diligence Period”), Buyer shall notify Company of any objections thereto. If Buyer does not notify Company of any objection to the content of the Company Disclosure Schedule within the Buyer Due Diligence Period, the Company Disclosure Schedule shall be deemed to be acceptable and shall become a part of this Agreement. If the Buyer notifies Company of one or more objections to the content of the Company Disclosure Schedule within such period, the parties will work together in good faith for a period of five (5) business days to resolve the differences, and the Buyer Due Diligence Period shall be deemed to continue through such five (5) business day period. If the parties are able to resolve the differences, the Company Disclosure Schedule as so agreed will become a part of this Agreement, and the Buyer Due Diligence Period shall terminate. If, despite a good faith effort by the Buyer to resolve any differences, the parties are unable to resolve such differences by the end of the five (5) business day period, the Buyer shall have the option, in its sole and absolute discretion, to terminate this Agreement, and, to the extent that there has been no breach of this Agreement by the Buyer, the Buyer shall not have any liability or obligation to the Company in respect of this Agreement.

Section 7.03 Additional Conditions to Obligations of Company. The obligation of Company to effect the Transaction is subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Company:

(a)         Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement and (ii) in the case of representations and warranties that are not qualified as to materiality, where the failures to be true and correct, individually or in the aggregate, have not had and are not reasonably likely to have a Buyer Material Adverse Effect or a material adverse effect upon the consummation of the transactions contemplated hereby; and Company shall have received a certificate signed on behalf of Buyer by the chief executive officer and the chief financial officer of Buyer to such effect.

(b)        Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of Buyer by the chief executive officer and the chief financial officer of Buyer to such effect.

(c)        Review of Buyer Disclosure Documents. Within fifteen (15) days after the date of this Agreement (such 15-day period, the “Company Due Diligence Period”), Company shall notify Buyer of any objections to the content of: documents heretofore received by Company’s counsel, or Buyer’s filings available on the SEC web site (“Buyer Disclosure Documents”). If Company does not notify Buyer of any objection to the content of the Buyer Disclosure Documents within the Company Due Diligence Period, the Buyer Disclosure Documents shall be deemed to be acceptable and shall become a part of this Agreement. If Company notifies Buyer of one or more objections to the content of the Buyer Disclosure Documents within such period, the parties will work together in good faith for a period of five (5) business days to resolve the differences, and the Company Due Diligence Period shall be deemed to continue through such five (5) business day period. If the parties are able to resolve the differences, the Buyer Disclosure Documents as so agreed will become a part of this Agreement, and the Company Due Diligence Period shall terminate. If, despite a good faith effort by the Company to resolve any differences, the parties are unable to resolve such differences by the end of the five (5) business day period, Company shall have the option, in its sole and absolute discretion, to terminate this Agreement, and, to the extent that there has been no breach of this Agreement by Company, Company shall not have any liability or obligation to Buyer in respect of this Agreement.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Transaction by the stockholders of Company or Buyer:

(a)	by mutual written consent of Buyer and Company; or

(b)        by either Buyer or Company if, without fault on the part of the party seeking termination, the Transaction shall not have been consummated by December 31, 2006; or

(c)         by either Buyer or Company if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction; or

(d)         by Buyer, if, the requisite vote of the stockholders of Company in favor of this Agreement and the Transaction shall not have been obtained; or by Company if, the requisite vote of the stockholders of Buyer in favor of the Buyer Voting Proposals shall not have been obtained; or

(e)         by Buyer or Company, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, any of which breaches (i) causes the conditions set forth in Section 7.02(a) or (b) (in the case of termination by Buyer) or 7.03(a) or (b) (in the case of termination by Company) not to be satisfied, and (ii) shall not have been cured within 20 business days following receipt by the breaching party of written notice of such breach from the other party; or

(f)          by Buyer, if, despite a good faith effort by the Buyer to resolve any differences with respect to the Company Disclosure Schedule, the parties are unable to resolve a dispute with respect to the Company Disclosure Schedule during the Buyer Due Diligence Period and the terms and conditions for termination pursuant to Section 7.02(c) are satisfied;

(g)        by Company, if, despite a good faith effort by the Company to resolve any differences with respect to the Buyer Disclosure Documents, the parties are unable to resolve a dispute with respect to the Buyer Disclosure Documents during the Company Due Diligence Period and the terms and conditions for termination pursuant to Section 7.03(c) are satisfied.

Section 8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall immediately become void; provided, that no such termination shall limit or otherwise relieve the liability of any party for any breach of this Agreement.

Section 8.03 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Transaction by the stockholders of Company or of Buyer, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, shall survive the Effective Time, except for the agreements contained in Sections 1.07, 1.08, 6.02, 6.03, 6.07, 6.09, 6.10 and this Article IX.

Section 9.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by nationally recognized delivery service, or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as the party shall specify by like notice):

(a)	if to Buyer, to

Murray United Development Corp.

P.O. Box 669

Huntington, NY 11743

Attn: Anthony Campo

Chairman

Telecopy: (___) ______

with a copy to:

Mintz & Fraade, P.C.

488 Madison Avenue, Suite 1100
New York, NY 10022
Attn: Alan P. Fraade, Esq.
Telecopy (212) 486-0701
(b)	if to Company, to

American Metal Technology Group

633 W. 5th Street, 26th Floor

Los Angeles, CA 90071

Telecopy: (213) 226-4315

with a copy to:

The O’Neal Law Firm, P.C.

17100 E. Shea Boulevard,

Suite 400-D

Fountain Hills, AZ 85268

Attn: William D. O’Neal Telecopy: (480) 816-9241

(c)	if to Sellers, to

American Metal Technology Group

633 W. 5th Street, 26th Floor

Los Angeles, CA 90071

Telecopy: (213) 226-4315

with a copy to:

The O’Neal Law Firm, P.C.

17100 E. Shea Boulevard,

Suite 400-D

Fountain Hills, AZ 85268

Attn: William D. O’Neal Telecopy: (480) 816-9241

Section 9.03 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 1, 2006.

Section 9.04 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Facsimile signatures hereon shall have the same effect as original signatures.

Section 9.05 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 1.03, 6.09 and 6.10, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither the Sellers nor Company nor Buyer makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the others or the others’ representatives of any documentation or other information with respect to any one or more of the foregoing.

Section 9.06 Governing Law; Arbitration. This Agreement shall, in accordance with Section 5-1401 of the General Obligations Law of New York, in all respects be construed, governed, applied and enforced under the internal laws of the State of New York without giving effect to the principles of conflicts of laws and be deemed to be an agreement entered into in the State of New York and made pursuant to the laws of the State of New York. The parties agree that they shall be deemed to have agreed to binding arbitration in New York, New York, with respect to the entire subject matter of any and all disputes relating to or arising under this Agreement including, but not limited to, the specific matters or disputes as to which arbitration has been expressly provided for by other provisions of this Agreement. Any such arbitration shall be by a panel of three arbitrators and pursuant to the commercial rules then existing of the American Arbitration Association in the State of New York, County of New York. In all such arbitrations, judgment upon the arbitration award may be entered in any court having jurisdiction. The parties agree, further, that the prevailing party in any such arbitration as determined by the arbitrators shall be entitled to such costs and attorney's fees, if any, in connection with such arbitration as may be awarded by the arbitrators. In connection with the arbitrators’ determination for the purpose of which party, if any, is the prevailing party, they shall take into account all of the factors and circumstances including, without limitation, the relief sought, and by whom, and the relief, if any, awarded, and to whom. In addition, and notwithstanding the foregoing sentence, a party shall not be deemed to be the prevailing party in a claim seeking monetary damages, unless the amount of the arbitration award exceeds the amount offered in a legally binding writing by the other party by fifteen percent (15%) or more. For example, if the party initiating arbitration (“A”) seeks an award of $100,000 plus costs and expenses, the other party (“B”) has offered A $50,000 in a legally binding written offer prior to the commencement of the arbitration proceeding, and the arbitration panel awards any amount less than $57,500 to A, the panel should determine that B has “prevailed”. The parties specifically designate the state and federal courts in the City of New York, State of New York as properly having jurisdiction for any proceeding to confirm and enter judgment upon any such arbitration award. The parties hereby consent to and submit to personal jurisdiction over each of them by the Courts of the State of New York in any action or proceeding, waive personal service of any and all process, and specifically consent that in any such action or proceeding, any service of process may be effectuated upon any of them by certified mail, return receipt requested, in accordance with this Section 9.06.

Section 9.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, Buyer, Company and Sellers have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

MURRAY UNITED DEVELOPMENT CORP., a Delaware Corporation

By: /s/ Anthony S. Campo____________
Name: Anthony S. Campo
Title: Secretary

AMERICAN METAL TECHNOLOGY GROUP, a Nevada Corporation

By: /s/ Chen Gao___________________
Name: Chen Gao

Title: CEO

Exhibit “A”

Name	Shares	Address

1	Richard Lui	50,000	633 W. 5th Street, 26th Floor, Los Angeles, CA 91701
2	Mui Hoo Lui Chung	475,000	Flat C, 17/F, Block 8, Banyan Garden, 863 Lai Chi Kok Road, Kowloon, Hong Kong
3	Ruilin Ding	475,000	209 W. Grand Ave #2, Alhambra, CA 91801
4	Chen Gao	2,036,076	No. 8, 3rd Door, 11th Floor, Liu Pu Keng, West District, Beijing, China
5	Mei Si Gao	495,261	No. 601, 1st Door, 14th Floor, ShuangYu Shu Bei Li, Haidian District, Beijing, China
6	Ran Song	495,261	No. 601, 1st Door, 14th Floor, Shuang Yu Shu Bei Li, Haidian District, Beijing, China
7	Jian Xin Xu	495,261	No. 5, 21st Building, Nanying Fang Water and Power Department Dormitory, West District, Beijing, China
8	Meng Xu	495,261	No. 8, 3rd Door, 11th Floor, Liu Pu Keng, West District, Beijing, China
9	Ya Ni Gao	110,058	No. 7, Weishu Street, Haidian District, Beijing, China
10	Ying Pan	495,261	No. 7, Weishu Street, Haidian District, Beijing, China
11	Xin Yan Yuan	1,540,813	No. 401, 3rd Door, 13th Floor, High Energy Dept Dormitory, Shijiangshan, Beijing, China
12	Hang Yuan	275,145	No. 601, 3rd Door, 42th Floor, GuanZhuangDongLi, Chaoyang District, Beijing, China
13	Xin Min Yuan	495,261	No. 502, 1st Door, 40th Floor, GuanZhuangDongLi, Chaoyang District, Beijing, China
14	Xin Jian Yuan	495,261	No. 601, 3rd Door, 42th Floor, GuanZhuangDongLi, Chaoyang District, Beijing, China
15	Xiao Jie Guo	528,279	No. 905, 1st Floor, Qingnian Lake, East District, Beijing, China
16	Wei Li (2)	22,012	No. 031-02 Yongshengli, Front District, Yingkou city, Liaoning, China
17	Zhen Bang Song	550,290	No. 601, 1st Door, 14th Floor, Shuang Yu Shu Bei Li, Haidian District, Beijing, China
18	Zhong Min Li	55,029	No. 7, 31st Floor, HeishanxiaoLou, Mentougou, Haidian District, Beijing, China
19	Jing Zhao	38,520	No. 501, 6th Floor, Building 12, Jingouhe Rd, Haidian District, Beijing, China
20	Wei Li (3)	27,515	No. 212, 3rd Floor, Water and Heat No. 2 Factory Dormitory, Qinghe, Haidian District, Beijing, China
21	Xiu Hua Liu	27,515	No. 77, 1st Door, Apt 114, Banbidian, Haidian District, Beijing, China
22	Bing Lu	27,515	No. 6 Building, Apt 707 Jianwai Guanghui Li, Chaoyang District,Beijing, China
23	Jun Li	16,509	No. 101, 1st Floor, No. 6 Building Apt 101, Suzhou Hutong, East District, Beijing, China
24	Wen Ge Ren	27,515	No. 53, Liuniangfu, Shijingshan, Beijing, China
25	Wei Li	55,029	No. 205, Youqi 8th Floor, West District, Beijing, China
26	Han Zhang	11,006	No. Jia 3, Building 427, Unit 12, Hongshankou, Haidian District, Beijing, China

27	Xue Min Yang	27,515	No. 501, 15 Building, Muoshikou Nanli, Shijingshan, Beijing, China
28	Hong Jin Zhang	5,503	Changhe Xingzheng Town, Desheng Valley, Wuwei County, Fuwu region, Anhui, China
29	Ying Qiang Li	3,852	Liuqiao Town, Wangdian Valley, Huaiyang County, Henan, China
30	Shi You Liu	1,651	Liuqiao Town, Wangdian Valley, Huaiyang County, Henan, China
31	Hong Wei Liu	27,515	No. 503, Building 4, Unit 1, Keyan Building, Jinding St. Shijingshan, Beijing, China
32	Yong Xiu Yan	5,503	No. 1, Nanheyan, Pingguo Yuan, Shijingshan District, Beijing, China
33	Shang Min He	5,503	Youfangzhuang Town, Shaji Valley, Lucheng County, Heinan, China
34	Xiao Yan Li	44,023	No. 5, Unit 2, Buidling 5, West Street, Dingfu Zhuang, Chaoyang District, Beijing, China
35	Yan Wu Xu	55,029	No. 602, 3rd Door, Building 225, Muofangbeili, Chaoyang District, Beijing, China
36	Wen Yong Ma	2,751	Family Center, Meikuang Er Gong District, Dongniuma Si, Shaodong, Hunan, China
37	Xin Fa Li	2,751	No. 5 Maopingtou Town, Yanquan Valley, Yizhang County, Heinan, China
38	Sheng Jie He	2,751	Youfangzhuang Town, Shaji Valley, Lucheng County, Henan, China
39	Shih Kung Ho	120,000	716 Da Dun Road, 14-1, Tai chung, Taiwan
TOTAL		10,120,000